Exhibit 5.1

Board of Directors
Capstone Companies, Inc.
350 Jim Moran Blvd., Suite 120
Deerfield Beach, Florida 33442

Re:	Registration Statement on Form S-8 for Capstone Companies, Inc. 2005 Equity Incentive Plan (“Plan”)
Gentlemen,

On or about the date hereof, Capstone Companies, Inc.,  a Florida corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to an aggregate of Ten Million (10,000,000) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for issuance under the Plan. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plans; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that (i) the Company reserves for issuance under the Plan an adequate number of authorized and unissued shares of Common Stock and (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock under the Plan is actually received by the Company as provided in the Plan, we are of the opinion that the shares of Common Stock issued under the Plan will be duly authorized, validly issued, fully paid and nonassessable.

We consent to references to our name in the aforesaid Form S-8 by the Registrant.

Sincerely,

PW Richter plc